Exhibit 107

Calculation of Filing Fee Table
424(b)(5)
(Form Type)
Tapestry, Inc.
(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	7.050% Senior Notes due 2025	Rule 457(r)	$500,000,000	99.890%	$499,450,000	0.00014760	$73,718.82

	Debt	7.000% Senior Notes due 2026	Rule 457(r)	$750,000,000	99.803%	$748,522,500	0.00014760	$110,481.92

	Debt	7.350% Senior Notes due 2028	Rule 457(r)	$1,000,000,000	99.724%	$997,240,000	0.00014760	$147,192.62

	Debt	7.700% Senior Notes due 2030	Rule 457(r)	$1,000,000,000	99.712%	$997,120,000	0.00014760	$147,174.91

	Debt	7.850% Senior Notes due 2033	Rule 457(r)	$1,250,000,000	99.475%	$1,243,437,500	0.00014760	$183,531.38

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—		—

	Total Offering Amounts					$4,485,770,000		$662,099.65

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$662,099.65

(1)	The prospectus supplement to which this Exhibit is attached is a final prospectus supplement for the related offerings. The maximum aggregate offering price of those offerings is $4,485,770,000.